Exhibit 99.1

ASX Announcement

28 October 2025

Financial support transaction

Coronado Global Resources Inc. (ASX: CRN) (“Coronado”) announces today that it proposes to enter into a transaction with Stanwell Corporation Ltd (“Stanwell”) that will improve Coronado’s short- and long-term financial viability.

This arrangement will also support local jobs, secure over 10% of Queensland’s energy needs, encourage more investment into Australian coal and will provide greater employment certainty for 2,500 people and their families in Central Queensland.

The transaction, which is currently non-binding and subject to completion of due diligence, long-form documents and approvals during November, will provide near- and long-term liquidity support for Coronado. The existing New Coal Supply Agreement (“NCSA”) will remain in place and the end date will be extended from 2037 to 2043 and allow Stanwell a wider, more flexible, nomination range of 1.2 to 2.24 million tonnes per year.

The current asset-based loan in place with Highland Park XII Pte. Ltd (an affiliate of Oaktree Capital Management, L.P.) will be replaced by Stanwell. A US$265M, 5 year facility, with an interest rate between 9 to 12% that provides significant covenant flexibility will be available at closing. Stanwell will have a first priority security over Coronado’s working capital assets and a second priority security over all other fixed assets for the asset-based loan, and retain its lower ranking security over all assets for Coronado's NCSA obligations. From the beginning of 2026, Stanwell will waive the rebate payments for the remaining term of the Amended Coal Supply Agreement (“ACSA”).

Ongoing financial support to Coronado, when required, will consist of Stanwell making prepayments for future NCSA coal to a maximum of the discounts that Stanwell would have received under the ACSA and NCSA nominations. This will only be provided in months when Coronado’s cash balance is below US$250M. The prepayments will bear a competitive fixed interest rate, the capitalisation of which is capped.

In months when Coronado’s cash balance is above US$300M, Coronado will deliver nominated NCSA tonnes that have been prepaid for by Stanwell at no cost and thereby reduce the prepayment balance.

If dividends are declared, Coronado will be required to maintain liquidity of at least US$300 million after such dividend payments, any required repurchases of its senior notes and an equal or higher reduction of amounts that have been prepaid by Stanwell, depending on the prepayment balance. This will cause appropriate de-leveraging of Coronado’s balance sheet for a cyclical commodity business.

This announcement was authorised for release in accordance with the Disclosure Policy of Coronado Global Resources Inc.

For further information, please contact:

Investors Chantelle Essa Investor Relations P: +61 477 949 261 E: cessa@coronadoglobal.com E: investors@coronadoglobal.com	Media Helen McCombie Sodali & Co P: +61 411 756 248 E: helen.mccombie@sodali.com

Coronado Global Resources Inc.	Level 33, Central Plaza One, 345 Queen Street
ARBN: 628 199 468	Brisbane QLD 4000

T: +61 7 3031 7777 | F: +61 7 3229 7402
www.coronadoglobal.com

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements concerning our business, operations, financial performance and condition, the coal, steel and other industries, and our plans, objectives and expectations for our business, operations, financial performance and condition. Forward-looking statements may be identified by words such as "may", "could", "believes", "estimates", "expects", "intends", “plans”, "considers", “forecasts”, “anticipates”, “targets” and other similar words that involve risk and uncertainties. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividend payments, share repurchases, liquidity, capital structure, including the proposed refinancing and/or replacement of our current asset-based loan, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, including the proposed entry into binding arrangements with Stanwell (of which there is no guarantee), risk inherent to mining operations, such as adverse weather conditions, or descriptions or assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not a guarantee of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended 31 December 2024 filed with the ASX and SEC on 20 February 2025 (AEST), as well as additional factors we may describe from time to time in other filings with the ASX and SEC. You may get such filings for free at our website at www.coronadoglobal.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.